REVISED
                  ARTICLES OF INCORPORATION
                              OF
                CELEBRITY VIDEOS INCORPORATED

     We, the undersigned, being all of the incorporators and Directors of Celebrity Videos Incorporated, and there being no shareholders of Celebrity Videos Incorporated, do hereby adopt the following Revised Articles of Incorporation for such corporation to supersede and replace any and all previous Articles of Incorporation or amendments thereto.

ARTICLE I.  NAME.

     The name of the corporation (hereinafter called the "Corporation") is CELEBRITY VIDEOS INCORPORATED.

ARTICLE II.  PERIOD OF DURATION.

     The period of duration of the Corporation is perpetual.

ARTICLE III.  PURPOSES AND POWERS.

     The purpose for which this Corporation is organized is to purchase, sell, lease and otherwise distribute video tapes and other video equipment and merchandise and to engage in any and all other lawful business.

ARTICLE IV.  CAPITALIZATION.

     The Corporation shall have the authority to issue 100,000,000 shares of one mil ($0.001) par value common stock. All stock of the Corporation shall be of the same class and shall have the same rights and preferences. Fully paid stock of this Corporation shall not be liable for further call or assessment. The authorized shares shall be issued at the discretion of the Directors.

ARTICLE V.  INCORPORATORS.

     The name and address of each incorporator is:

     Steven D. Moulton
     4596 Russell Street
     Salt Lake City, Utah 84117

     Ronald Moulton
     4596 Russell Street
     Salt Lake City, Utah 84117

     Chris Omer
     4664 Wander Lane
     Salt Lake City, Utah 84117

ARTICLE VI.     DIRECTORS.

     The Corporation shall be governed by a Board of Directors consisting of no less than three (3) and no more than (9) directors. Directors need not be shareholders in the Corporation but shall be elected by the shareholders of the Corporation. The number of Directors constituting the initial Board of Directors is three (3) and the name and address of the person who shall serve as Directors until their successors are elected and qualified are:

     Steven D. Moulton
     4596 Russell Street
     Salt Lake City, Utah 84117

     Ronald Moulton
     4596 Russell Street
     Salt Lake City, Utah 84117

     Chris Omer
     4664 Wander Lane
     Salt Lake City, Utah 84117

ARTICLE VII.  COMMENCEMENT OF BUSINESS.

     The Corporation shall not commence business until at least One Thousand Dollars ($1,000) has been received by the Corporation as consideration for the issuance of its shares.

ARTICLE VIII.  PREEMPTIVE RIGHTS.

     There shall be no pre-emptive right to acquire unissued and/or treasury shares of the stock of the Corporation.

ARTICLE IX.  VOTING OF SHARES.

     Each outstanding share of common stock of the Corporation shall be entitled to one vote on each matter submitted to a vote at the meeting of the shareholders. Each shareholder shall be entitled to vote his or its shares in person or by proxy, executed in writing by such shareholder, or by his duly authorized attorney-in-fact. At each election of Directors, every shareholder entitled to vote in such election shall have the right to vote in person or by proxy the number of shares owned by him or it for as many persons as there are directors to be elected and for whose election he or it has the right to vote, but the shareholder shall have no right to accumulate his or its votes with regard to such election.

ARTICLE X.  DECLARATION OF PARTIAL LIQUIDATING DIVIDENDS.

     The Board of Directors shall have the authority to declare, in its discretion, any dividend permitted by law including dividends in cash and property and shall, in addition, have authority to declare partial liquidating dividends by the Corporation without the consent or vote of the shareholders.

ARTICLE XI.  REGISTERED OFFICE AND REGISTERED AGENT.

     The name and address of the initial registered office of the Corporation is Steven D. Moulton at 2056 East 3300 South, Suite #1, Salt Lake City, Utah 84109.

ARTICLE X.  CONTROL SHARE ACQUISITIONS.

     Section 16-10-76.5 of the Utah Code Annotated, with regard to rights concerning shareholders objecting to control share acquisitions, shall not apply to the shares of this Corporation or to the shareholders of this Corporation and the shareholders of the Corporation shall not be entitled, by law or by these articles, or by the Bylaws of the Corporation to the rights or remedies provided by that section of the law.

/s/Steven D. Moulton                    /s/Steven D. Moulton
Incorporator                            Registered Agent

/s/Ronald Moulton
Incorporator

/s/Chris Omer
Incorporator

STATE OF UTAH      )
                   )SS.
COUNTY OF SALT LAKE)

     On the 30th day of December, 1986, personally appeared before me Steven D. Moulton, Ronald Moulton and Chris Omer and duly acknowledged to me that they are the persons who signed the foregoing instrument and know the contents thereof and that the same is true of their own knowledge as to those matters upon which they operate on information and belief and as to those matters believe them to be true.

/s/Dan S. Walter
NOTARY PUBLIC

Residing in Salt Lake County, Utah.
My commission expires: 3/12/90